As filed with the Securities and Exchange Commission on June 29, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Globavend Holdings Limited

(Exact name of registrant as specified in its charter)

Cayman Islands	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Office 1401, Level 14, 197 St Georges Tce,

Perth, WA 6000, Australia

(Address of Principal Executive Offices) (Zip Code)

Globavend Holdings Limited 2026 Equity Incentive Plan

(Full title of the plan)

c/o Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

(Name and address of agent for service)

+1 (212) 947-7200

(Telephone number, including area code, of agent for service)

Copy to:

David E Danovitch, Esq.

Sullivan & Worcester LLP

1251 Avenue of the Americas

New York, NY 10020

Tel: +1 (212) 660-3027

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is filed by Globavend Holdings Limited (the “Company” or the “Registrant”) to register 2,500,000 ordinary shares, par value $0.20 per share, of the Company (“Ordinary Shares”), that may be offered and issued pursuant to awards to eligible persons under the Globavend Holdings Limited 2026 Equity Incentive Plan, as amended from time to time (the “Plan”). The Plan was approved by the board of directors of the Company on June 26, 2026.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents are not being filed with the U.S. Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have previously been filed by the Registrant with the SEC pursuant to the Securities Act and pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference into this Registration Statement and shall be deemed to be a part hereof:

●	the Registrant’s Annual Report on Form 20-F filed with the SEC on February 13, 2026 (the “Annual Report”);

●	the description of the Ordinary Shares contained in the Registration Statement on Form 8-A, filed with the Commission on October 5, 2023 pursuant to Section 12(b) of the Exchange Act, including Exhibit 2.2 - Description of Share Capital, of the Annual Report, including any amendment or report filed with the SEC for the purpose of updating such description; and

●	the Registrant’s Reports on Form 6-K filed with the SEC on January 2, 2026, May 15, 2026, May 19, 2026 and June 18, 2026.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents subsequently filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement, including financial statements, contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or therein or in any other subsequently filed document which also is incorporated or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as indemnification against civil fraud or the consequences of committing a crime, or against the indemnified person’s own fraud or dishonesty. The Company’s Third Amended and Restated Memorandum and Articles provide to the extent permitted by law, that the Company shall indemnify every director (including any alternate director ), secretary or other officer for the time being and from time to time of the Company (but not including the auditor) and the personal representatives of the same (each an Indemnified Person) harmless out of the assets and profits of the Company from and against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person’s own dishonesty, wilful default or fraud, in or about the conduct of the Company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of such person’s duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court whether in the Cayman Islands or elsewhere.

To the extent permitted by the Companies Act (As Revised) of the Cayman Islands, the Company may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an Indemnified Person on condition that such Indemnified Person must repay the amount paid by the Company to the extent that it is ultimately determined that such Indemnified Person is not entitled to be indemnified by the Company. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Number	Description of Document
4.1	Third Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated herein by reference to Exhibit 1.1 of the Registrant’s Annual Report on Form 20-F filed with the SEC on February 13, 2026)
5.1	Opinion of Conyers Dill & Pearman (filed herewith)
10.1	Globavend Holdings Limited 2026 Equity Incentive Plan (filed herewith)
23.1	Consent of ZH CPA, LLC, an independent registered public accounting firm (filed herewith)
23.2	Consent of Conyers Dill & Pearman (included in Exhibit 5.1) (filed herewith)
24.1	Power of Attorney (included on the signature page to this Registration Statement)
107	Filing Fee Table (filed herewith)

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London in the United Kingdom, on June 29, 2026.

GLOBAVEND HOLDINGS LIMITED

By:	/s/ Kai Man Fung
Kai Man Fung
Chairman of the Board

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below hereby constitutes and appoints Kai Man Fung as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution in each of them singly, for such person and in such person’s name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting to the attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in or about the premises, as fully to all intents and purposes as such person might, or could do in person, hereby ratifying and confirming all that the attorneys-in-fact and agents or his substitutes may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Kai Man Fung	Chairman of the Board	June 29, 2026
Kai Man Fung

/s/ Wai Yiu Yau	Director and Chief Executive Officer	June 29, 2026
Wai Yiu Yau	(Principal Executive Officer)

/s/ Tsz Ngo Yu	Director and Chief Financial Officer	June 29, 2026
Tsz Ngo Yu	(Principal Accounting and Financial Officer)

/s/ San Man Leng	Independent Director	June 29, 2026
San Man Leng

/s/ Ho Chuen Shin	Independent Director	June 29, 2026
Ho Chuen Shin

/s/ Kin Fung Tsui	Independent Director	June 29, 2026
Kin Fung Tsui

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act, the undersigned, the duly authorized representative in the United States of Globavend Holdings Limited, has signed this registration statement or amendment thereto in New York, New York on June 29, 2026.

Authorized U.S. Representative Cogency Global Inc.

By:	/s/ Colleen A. De Vires
Name:	Colleen A. De Vires
Title:	Senior Vice President on behalf of Cogency Global Inc.